Exhibit 99

NEWS RELEASE

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60675

Contact: Bev Fleming, Investor Relations

(312) 444-7811 or

Katherine Sopranos, Public Relations

(312) 444-4281	http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS 2003 FOURTH QUARTER EARNINGS OF $.58 PER SHARE, UP 35% FROM THE PRIOR YEAR.

(Chicago, January 21, 2004) Northern Trust Corporation today reported net income per common share of $.58 for the fourth quarter, an increase of 35% from $.43 per share earned a year ago. Net income also increased 35% to $129.7 million from $96.3 million earned in the fourth quarter of last year. This performance resulted in a return on average common equity of 17.15%.

William A. Osborn, Chairman and Chief Executive Officer, commented, “We are pleased to report continued improvement in our earnings. This performance was driven by a 13% growth in trust fees, as assets under administration rose 43% to a record $2.2 trillion and assets under management increased 58% to a record $478.6 billion at year-end. Our earnings also reflected both a marked improvement in the already strong credit quality of our loan portfolio, resulting in a reduction in our reserve for credit losses, along with continued effective expense management. The actions we took throughout 2003 to strategically position Northern Trust for improved performance, combined with stronger economic and equity market conditions as we enter 2004, place us in a good position for continued growth.”

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS

Revenues from continuing operations of $543.7 million were up 7% from $506.0 million in last year’s fourth quarter. The revenue increase reflects trust fees of $310.6 million in the quarter, up 13% from $275.8 million in the fourth quarter of last year, partially offset by a 9% decline in net interest income to $149.6 million. Trust fees represented 57% of total fourth quarter revenues, and total fee-related income represented 72% of total revenues.

Trust fees from Personal Financial Services (PFS) in the quarter increased 6% and totaled $155.3 million, compared with $146.0 million a year-ago. The increase in PFS trust fees resulted primarily from improved equity markets and net new business. Personal trust assets under administration totaled $195.0 billion at December 31, 2003, compared with $180.8 billion at September 30, 2003 and $156.7 billion at December 31, 2002. Of the total assets under administration, $104.3 billion is managed by Northern Trust, compared with $99.0 billion at September 30, 2003 and $87.7 billion at December 31, 2002. Net new recurring PFS trust business transitioned during the year represents approximately $31 million in annualized fees.

Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 20% to $155.3 million from $129.8 million in the year-ago quarter, and included approximately $7.3 million in fees resulting from the acquisition of a passive asset management business. Securities lending fees totaled $23.2 million compared with $20.9 million in last year’s fourth quarter, reflecting higher volumes, partially offset by lower spreads earned on the investment of collateral. Fees from asset management totaled $55.2 million, which include $5.5 million in investment management fees relating to the acquired passive asset management business, compared with $44.5 million in the year-ago quarter. Custody fees totaled $62.0 million for the quarter, compared with $51.9 million a year ago, reflecting strong growth in global custody fees.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

C&IS assets under administration totaled $1.96 trillion at December 31, 2003, compared with $1.74 trillion at September 30, 2003 and $1.35 trillion at December 31, 2002. C&IS assets under management totaled $374.3 billion, including $71.6 billion relating to the acquired passive asset business. This compares with managed assets of $336.7 billion at September 30, 2003 and $214.8 billion at December 31, 2002. Assets under administration include $750.9 billion of global custody assets, compared with $472.0 billion one year ago. Net new recurring C&IS trust business transitioned during the year represents approximately $68 million in annualized fees.

Foreign exchange trading profits were $27.2 million in the quarter compared with $18.9 million in the fourth quarter of last year. The improvement reflects increased market volatility and increased client flows when compared with the year-earlier period. Treasury management fees in the quarter were $23.2 million, compared with $24.4 million in the comparable quarter last year. Revenues from security commissions and trading income were $13.3 million, up 13% from the prior year. The increase results primarily from commissions from equity security trades and transition management services for institutional clients. Other operating income was $19.8 million for the fourth quarter compared with $10.8 million in the same period last year. The prior year quarter was negatively impacted by a $4.8 million write-off of an equity investment in Global Straight Through Processing Association and a $4.6 million write-down of the residual value of an aircraft lease.

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $149.6 million, down 9% from $164.3 million reported in the prior year quarter. The net interest margin decreased to 1.63% from 1.85% in the prior year quarter due primarily to a decline in the average yield of the residential mortgage loan portfolio attributable to refinancing activity. Total average earning assets of $36.4 billion were 4% higher than a year ago with the increase concentrated in securities and money market assets. Securities increased 13% and averaged $9.4 billion with the increase concentrated primarily in short-term U.S. agency securities. Average money market assets increased 3% to average $9.6 billion while average loans declined slightly to $17.4 billion.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

The reserve for credit losses was reduced by $15.5 million in the quarter, reflecting a negative provision for credit losses of $15.0 million and net charge-offs of $.5 million and contributing $15.0 million to pre-tax income. Nonperforming loans totaled $80.0 million at December 31, 2003, down from $99.8 million at September 30, 2003 and $93.4 million at year-end 2002. The reduction in the reserve reflects an overall improvement in credit quality as cash received on loans rated internally in the two lowest credit categories, which require higher reserves, reduced these outstandings to approximately $215 million, a decrease of $65 million during the quarter. Last year, the provision was $7.5 million and net charge-offs totaled $7.4 million. Reserves available for credit losses totaled $157.2 million, compared with $168.5 million at December 31, 2002, and included $8.0 million allocated to loan commitments and other off-balance sheet exposures. The remaining $149.2 million reserve assigned to loans and leases at December 31, 2003 represented a reserve to loan ratio of .84%, compared with .89% a year ago. Nonaccrual loans of $80.0 million at quarter-end represented .45% of total loans and were covered 1.86 times by the reserve assigned to loans and leases.

Noninterest expenses from continuing operations totaled $347.4 million for the quarter, up 2% from $342.3 million in the year-ago quarter. Expenses resulting from the current year acquisitions of the passive asset management business and an Atlanta-based private wealth management firm were approximately $3.5 million.

Compensation and employee benefit expenses totaled $190.2 million compared with $183.5 million last year. The increase reflects salary increases and higher pension plan accruals, partially offset by lower staffing levels. Staff on a full-time equivalent basis at December 31, 2003 totaled 8,056. Staffing levels declined from December 31, 2002 as a result of the second quarter 2003 sales of the assets of Northern Trust Retirement Consulting, L.L.C. (NTRC) and the elimination of positions resulting from Northern Trust’s previously disclosed strategic business review. These declines were offset in part by increases relating to acquisitions, staffing for new offices, and other strategic initiatives.

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FOURTH QUARTER PERFORMANCE HIGHLIGHTS (continued)

Other expense categories totaled $157.2 million, down slightly from $158.8 million last year. The decrease reflects reduced operating expenses from strategic initiatives and lower costs associated with operating risks related to servicing and managing financial assets. The reductions were partially offset by increases in expenses related to acquisitions, technology investments that increased software amortization and higher insurance premiums.

BALANCE SHEET

Balance sheet assets averaged $41.1 billion for the quarter, up 5% from last year’s fourth quarter average of $39.1 billion. The securities portfolio averaged $9.4 billion, up 13% from last year while money market assets averaged $9.6 billion, up 3%. Loans and leases averaged $17.4 billion for the quarter, down slightly from the prior year.

Residential mortgages averaged $7.9 billion in the quarter, up 2% from the prior year’s fourth quarter and represented 45% of the total average loan portfolio. Commercial and industrial loans averaged $3.5 billion, down 12% from $4.0 billion last year, while personal loans increased 4% to average $2.5 billion compared with $2.4 billion in last year’s fourth quarter.

Common stockholders’ equity averaged a record $3.0 billion, up 6% from last year’s fourth quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. During the quarter, the Corporation acquired 935,447 shares at a cost of $42.9 million. An additional 10.2 million shares are authorized for purchase after December 31, 2003 under the previously announced share buyback program.

FULL-YEAR PERFORMANCE HIGHLIGHTS

Net income per common share of $1.80 was 9% lower than the $1.97 reported in 2002. Net income was $404.8 million, compared with $447.1 million earned last year and resulted in a return on average common equity of 13.81% and a return on average assets of 1.04%.

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FULL-YEAR PERFORMANCE HIGHLIGHTS (continued)

As a result of the second quarter sale of the assets of NTRC, its operating results for 2003 and all prior periods presented have been reclassified and shown as discontinued operations in Northern Trust’s consolidated statement of income. The net loss from discontinued operations in the current year totaled $18.5 million, which included the $20.2 million pre-tax loss on the sale and NTRC’s net loss from operations. This compares with breakeven results for 2002.

Revenues from continuing operations of $2.14 billion were up 1% from the $2.12 billion last year. Trust fees were $1.19 billion for the year, up 2% compared with $1.16 billion last year. Trust fees represented 55% of total revenues, and total fee-related income represented 72% of total revenues.

Trust fees from Personal Financial Services in the period decreased 1% and totaled $598.8 million, compared with $607.8 million last year. PFS trust fees were impacted by equity markets that were lower than 2002 levels for a portion of the year, partially offset by net new business. Trust fees derived from acquisitions totaled $2.7 million for the period.

Trust fees from Corporate & Institutional Services (C&IS) increased 7% to $590.3 million from $553.2 million in the year-ago period, and included approximately $22.9 million in fees resulting from the acquisition of the passive asset management business. Securities lending fees totaled $98.6 million compared with $100.0 million last year, reflecting reduced spreads earned on the investment of collateral resulting from low short-term interest rates, partially offset by higher lending volumes. Fees from asset management totaled $210.3 million, which include $17.5 million in fees relating to the acquired passive asset management business, compared with $185.4 million in the year-ago period. Custody fees totaled $227.1 million for the year compared with $218.6 million a year ago, reflecting strong growth in global custody fees.

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FULL-YEAR PERFORMANCE HIGHLIGHTS (continued)

Foreign exchange trading profits were $109.6 million in the period compared with $106.4 million last year. Treasury management fees in the period were $95.6 million, down 1% from the comparable period last year. Revenues from security commissions and trading income were $54.8 million, up 28% from the prior year. The increase primarily reflects higher revenues from security trades and transition management services for institutional clients. Other operating income was $93.1 million for the period compared with $57.8 million in the same period last year. The current year includes a $17.8 million gain from the sale of the Higgins Road branch assets. The prior year results were reduced by equity investment write-offs of $15.0 million from myCFO, Inc. and $4.8 million from Global Straight Through Processing Association, along with a $4.6 million write-down in the residual value of a leased aircraft. Gains recorded by Norlease, Inc. on the sale of leased equipment at the end of scheduled lease term totaled $1.8 million in the current year compared with $8.5 million in 2002.

Net interest income for the year, stated on a fully taxable equivalent basis, totaled $600.6 million, a decline of 8% from the $650.5 million reported in the prior year period. The net interest margin decreased to 1.73% from 1.93% in the prior year due in large part to a decline in the yield on the residential mortgage loan portfolio due to the impact of refinancing activity. Total average earning assets of $34.8 billion were 3% higher than a year ago with the increase concentrated in securities, which were up 17% and averaged $8.4 billion for the year. Average money market assets increased slightly to average $8.9 billion while average loans were virtually unchanged at $17.5 billion.

The 2003 provision for credit losses of $2.5 million was $35.0 million lower than the $37.5 million required in 2002. Improved credit quality, particularly in the fourth quarter, led to the lower provision for the current year. In addition, the prior year’s provision level reflects the adverse results of the 2002 industry-wide Shared National Credit review conducted by the banking regulators. Net charge-offs totaled $13.8 million and represented .08% of average loans compared with $30.6 million or .17% of average loans in 2002.

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FULL-YEAR PERFORMANCE HIGHLIGHTS (continued)

Noninterest expenses from continuing operations totaled $1.46 billion for the year, up 7% from $1.36 billion a year-ago. The current year includes charges for severance, office space and software write-downs which totaled $54.7 million associated with Northern Trust’s strategic business review. Expenses resulting from the acquisitions of a passive asset management business and an Atlanta-based private wealth management firm were approximately $19.7 million.

Compensation and employee benefits represented 54% of total operating expenses and totaled $785.2 million compared with $755.1 million last year, and included $19.5 million in severance-related costs. The remainder of the increase from a year ago resulted primarily from salary increases and higher pension plan accruals partially offset by lower staff levels.

Net occupancy expenses totaled $132.7 million, up 30% from $101.8 million in the prior year. Included in the current year is the $18.9 million charge associated with a reduction in required office space. The remainder of the increase was the result of higher rent, utilities and building maintenance costs, primarily resulting from expansion in London and new offices in New York and Atlanta.

Equipment expense, comprised of depreciation, rental and maintenance costs, totaled $88.2 million, up 4% from $85.0 million in 2002. The current year reflects higher levels of depreciation and maintenance of computer hardware and data line lease costs, offset in part by lower depreciation of personal computers and maintenance of equipment.

Other operating expenses totaled $450.7 million for the year, up 8% from $418.1 million in 2002. Included in the current year expenses is the previously disclosed software write-down and outplacement benefit charges, which totaled $16.3 million. The remainder of the increase is primarily attributable to acquisitions, technology investments that increased software amortization, business promotion and other professional fees. These increases were partially offset by lower costs associated with operating risks related to servicing and managing financial assets.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, projected profit improvements, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effects of any extraordinary events and various other matters (including changes in accounting standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2002 Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, Northern Trust’s success in executing various parts of its business plans, the impact of the divestiture or discontinuance of portions of Northern Trust’s business, operating and technology risks (including material systems interruptions, human errors or omissions, fraud, and breaches of internal controls), risks associated with regulatory changes, and uncertainties inherent in the regulatory and litigation processes. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF FOURTH QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s fourth quarter earnings conference call will be webcast live on January 21, 2004. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 2:00 p.m. CT on January 21, 2004 through 6:00 p.m. on January 28, 2004. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	FOURTH QUARTER
	2003	2002	% Change (*)
Noninterest Income
Trust Fees	$310.6	$275.8	13%
Foreign Exchange Trading Profits	27.2	18.9	44
Treasury Management Fees	23.2	24.4	(5)
Security Commissions & Trading Income	13.3	11.7	13
Other Operating Income	19.8	10.8	83
Investment Security Transactions	—	.1	—

Total Noninterest Income	394.1	341.7	15

Interest Income (Taxable Equivalent)	269.8	317.0	(15)
Interest Expense	120.2	152.7	(21)

Net Interest Income (Taxable Equivalent)	149.6	164.3	(9)

Total Revenue (Taxable Equivalent)	543.7	506.0	7

Noninterest Expenses
Compensation	158.5	156.9	1
Employee Benefits	31.7	26.6	19
Occupancy Expense	30.2	25.1	21
Equipment Expense	21.6	20.5	5
Other Operating Expenses	105.4	113.2	(7)

Total Noninterest Expenses	347.4	342.3	2

Provision for Credit Losses	(15.0)	7.5	N/M
Taxable Equivalent Adjustment	13.4	12.9	4

Income from Continuing Operations before Income Taxes	197.9	143.3	38
Provision for Income Taxes	67.4	46.2	46

Income from Continuing Operations	130.5	97.1	34

Income (Loss) from Operations of Discontinued NTRC	(1.2)	(1.4)	—
Loss on Disposal of NTRC	—	—	—
Income Tax Benefit (Expense)	0.4	0.6	—

Net Income (Loss) from Discontinued Operations	(0.8)	(0.8)	—

NET INCOME	$129.7	$96.3	35%

Per Common Share
Income from Continuing Operations
Basic	$0.59	$0.44	34%
Diluted	0.58	0.43	35
Net Income
Basic	$0.59	$0.43	37%
Diluted	0.58	0.43	35

Return on Average Common Equity	17.15%	13.43%
Average Common Equity	$2,999.9	$2,826.3	6%
Return on Average Assets	1.25%	0.98%

Common Dividend Declared per Share	$0.19	$0.17	12%
Preferred Dividends (millions)	—	0.5	(100)

Average Common Shares Outstanding (000s)
Basic	219,883	220,068
Diluted	224,322	224,205
Common Shares Outstanding (EOP)	220,118	220,800
(*)	Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note:	Certain reclassifications have been made to the prior period’s financial statements to place them on a basis comparable with the current period’s financial statements.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	TWELVE MONTHS
	2003	2002	% Change (*)
Noninterest Income
Trust Fees	$1,189.1	$1,161.0	2%
Foreign Exchange Trading Profits	109.6	106.4	3
Treasury Management Fees	95.6	96.3	(1)
Security Commissions & Trading Income	54.8	42.9	28
Other Operating Income	93.1	57.8	61
Investment Security Transactions	—	.3	—

Total Noninterest Income	1,542.2	1,464.7	5

Interest Income (Taxable Equivalent)	1,108.1	1,287.0	(14)
Interest Expense	507.5	636.5	(20)

Net Interest Income (Taxable Equivalent)	600.6	650.5	(8)

Total Revenue (Taxable Equivalent)	2,142.8	2,115.2	1

Noninterest Expenses
Compensation	652.1	629.6	4
Employee Benefits	133.1	125.5	6
Occupancy Expense	132.7	101.8	30
Equipment Expense	88.2	85.0	4
Other Operating Expenses	450.7	418.1	8

Total Noninterest Expenses	1,456.8	1,360.0	7

Provision for Credit Losses	2.5	37.5	(93)
Taxable Equivalent Adjustment	52.4	48.7	8

Income from Continuing Operations before Income Taxes	631.1	669.0	(6)
Provision for Income Taxes	207.8	221.9	(6)

Income from Continuing Operations	423.3	447.1	(5)

Income (Loss) from Operations of Discontinued NTRC	(10.0)	—	—
Loss on Disposal of NTRC	(20.2)	—	—
Income Tax Benefit (Expense)	11.7	—	—

Net Income (Loss) from Discontinued Operations	(18.5)	—	—

NET INCOME	$404.8	$447.1	(9)%

Per Common Share
Income from Continuing Operations
Basic	$1.92	$2.02	(5)%
Diluted	1.89	1.97	(4)
Net Income
Basic	$1.84	$2.02	(9)%
Diluted	1.80	1.97	(9)

Return on Average Common Equity	13.81%	16.20%
Average Common Equity	$2,927.3	$2,746.8	7%
Return on Average Assets	1.04%	1.19%

Common Dividends Declared per Share	$0.70	$0.68	3%
Preferred Dividends (millions)	0.7	2.2	(68)

Average Common Shares Outstanding (000s)
Basic	220,203	220,552
Diluted	224,068	225,834
Common Shares Outstanding (EOP)	220,118	220,800

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	DECEMBER 31
	2003	2002	% Change (*)
Assets
Money Market Assets	$9,565.1	$9,332.3	2%
Securities
U.S. Government	103.3	104.0	(1)
Federal Agency and Other	8,476.4	5,692.3	49
Municipal	884.2	789.9	12
Trading Account	7.4	7.7	(3)

Total Securities	9,471.3	6,593.9	44
Loans and Leases	17,813.8	18,063.7	(1)

Total Earning Assets	36,850.2	33,989.9	8
Reserve for Credit Losses Assigned to Loans	(149.2)	(161.1)	(7)
Cash and Due from Banks	1,595.9	2,672.2	(40)
Trust Security Settlement Receivables	170.6	608.5	(72)
Buildings and Equipment, net	498.3	515.0	(3)
Other Nonearning Assets	2,484.4	1,853.7	34

Total Assets	$41,450.2	$39,478.2	5%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,627.1	$8,929.0	(3)%
Other Time	273.6	341.8	(20)
Foreign Office Time	11,602.0	10,189.2	14

Total Interest-Bearing Deposits	20,502.7	19,460.0	5
Borrowed Funds	8,276.5	7,121.1	16
Senior Notes and Long-Term Debt	1,490.9	1,483.6	N/M

Total Interest-Related Funds	30,270.1	28,064.7	8
Demand & Other Noninterest-Bearing Deposits	5,767.3	6,602.1	(13)
Other Liabilities	2,357.5	1,811.6	30

Total Liabilities	38,394.9	36,478.4	5
Common Equity	3,055.3	2,879.8	6
Preferred Equity	—	120.0	—

Total Liabilities and Stockholders’ Equity	$41,450.2	$39,478.2	5%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	FOURTH QUARTER
	2003	2002	% Change (*)
Assets
Money Market Assets	$9,578.9	$9,261.8	3%
Securities
U.S. Government	103.4	136.5	(24)
Federal Agency and Other	8,392.7	7,400.4	13
Municipal	881.8	734.7	20
Trading Account	3.3	10.2	(68)

Total Securities	9,381.2	8,281.8	13
Loans and Leases	17,462.5	17,587.5	(1)

Total Earning Assets	36,422.6	35,131.1	4
Reserve for Credit Losses Assigned to Loans	(157.0)	(160.6)	(2)
Nonearning Assets	4,812.9	4,150.0	16

Total Assets	$41,078.5	$39,120.5	5%

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$8,530.8	$8,156.2	5%
Other Time	276.9	342.2	(19)
Foreign Office Time	11,250.3	10,682.4	5

Total Interest-Bearing Deposits	20,058.0	19,180.8	5
Borrowed Funds	9,537.9	8,642.3	10
Senior Notes and Long-Term Debt	1,407.8	1,483.7	(5)

Total Interest-Related Funds	31,003.7	29,306.8	6
Demand & Other Noninterest-Bearing Deposits	5,271.5	5,405.6	(2)
Other Liabilities	1,803.4	1,461.8	23

Total Liabilities	38,078.6	36,174.2	5
Common Equity	2,999.9	2,826.3	6
Preferred Equity	—	120.0	—

Total Liabilities and Stockholders’ Equity	$41,078.5	$39,120.5	5%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA

($ In Millions Except Per Share Data)

	2003 Quarters				2002 Quarters
	Fourth	Third	Second	First	Fourth
Net Income Summary
Trust Fees	$310.6	$304.0	$293.9	$280.6	$275.8
Other Noninterest Income	83.5	87.4	107.2	75.0	65.9
Net Interest Income (Taxable Equivalent)	149.6	147.4	150.1	153.5	164.3

Total Revenue (Taxable Equivalent)	543.7	538.8	551.2	509.1	506.0
Provision for Credit Losses	(15.0)	5.0	7.5	5.0	7.5
Noninterest Expenses	347.4	347.4	412.5	349.5	342.3

Pretax Income (Taxable Equivalent)	211.3	186.4	131.2	154.6	156.2
Taxable Equivalent Adjustment	13.4	13.1	13.1	12.8	12.9
Provision for Income Taxes	67.4	58.5	36.7	45.2	46.2

Income from Continuing Operations	130.5	114.8	81.4	96.6	97.1
Discontinued Operations/Loss on Sale of NTRC	(0.8)	(1.0)	(14.8)	(1.9)	(0.8)

Net Income	$129.7	$113.8	$66.6	$94.7	$96.3

Per Common Share
Net Income—Basic	$0.59	$0.52	$0.30	$0.43	$0.43
—Diluted	0.58	0.51	0.30	0.42	0.43
Dividend Declared	0.19	0.17	0.17	0.17	0.17
Book Value (EOP)	13.88	13.62	13.34	13.18	13.04
Market Value (EOP)	46.28	42.35	41.60	30.45	35.05

Ratios
Return on Average Common Equity	17.15%	15.40%	9.16%	13.32%	13.43%
Return on Average Assets	1.25	1.15	0.69	1.03	0.98
Net Interest Margin	1.63	1.67	1.76	1.87	1.85
Productivity Ratio—Continuing Operations	157%	155%	134%	146%	148%
Risk-based Capital Ratios
Tier 1	11.1%	10.8%	11.0%	11.1%	11.1%
Total (Tier 1 + Tier 2)	14.0	13.8	14.2	15.0	14.1
Leverage	7.6	7.8	7.8	7.9	7.8

Trust Assets ($ in Billions)—EOP
Corporate	$1,960.1	$1,736.2	$1,657.0	$1,429.9	$1,346.9
Personal	195.0	180.8	172.9	156.0	156.7

Total Trust Assets	$2,155.1	$1,917.0	$1,829.9	$1,585.9	$1,503.6

Memo: Managed Assets	$478.6	$435.7	$423.4	$365.3	$302.5

Asset Quality ($ in Millions)—EOP
Nonaccrual Loans	$80.0	$99.8	$107.5	$92.4	$93.4
Other Real Estate Owned (OREO)	0.3	0.4	0.4	1.2	1.2

Total Nonperforming Assets	$80.3	$100.2	$107.9	$93.6	$94.6

Nonperforming Assets / Loans & OREO	0.45%	0.56%	0.60%	0.52%	0.52%

Gross Charge-offs	$5.0	$5.9	$5.4	$6.0	$11.2
Less: Gross Recoveries	4.5	0.9	0.5	2.6	3.8

Net Charge-offs	$0.5	$5.0	$4.9	$3.4	$7.4

Net Charge-offs (Annualized) to Average Loans	0.01%	0.11%	0.11%	0.08%	0.17%
Reserve for Credit Losses Assigned to Loans	$149.2	$164.9	$165.2	$162.4	$161.1
Reserve to Nonaccrual Loans	186%	165%	154%	176%	172%
Reserve for Other Credit-Related Exposures	$8.0	$7.8	$7.5	$7.7	$7.4